Exhibit 99
Joint Filing Information

The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102. The address of The Prudential Insurance Company of America is
751 Broad Street, Newark, NJ 07102.
The address of Prudential Legacy Insurance Company of New Jersey is
751 Broad Street, Newark, NJ 07102.